Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS FOR KINETIC SEAS INC.

Introduction

Kinetic Seas Inc. (the “Company”) upholds the highest standards of legal and ethical conduct. This Code of Business Conduct and Ethics (the “Code”) articulates the Company’s principles guiding individual conduct and business operations. These provisions aim to prevent wrongdoing and foster integrity among our employees, officers, and directors.

In the execution of our responsibilities within the Company, ethical dilemmas may emerge across various contexts. Instances of ethical uncertainty could arise in interactions with fellow employees, customers, governmental bodies, or community members. To attain ethical excellence, mere adherence to legal statutes is insufficient; our employees must aspire to uphold honesty and integrity in all endeavors. This Code furnishes clear directives to guide our employees, directors, and officers in navigating ethical challenges.

The Company’s reputation is its most invaluable asset, contingent upon the integrity of its workforce. To safeguard this asset, the Company unequivocally denounces unethical conduct by employees, officers, or directors. Violators of this Code will face disciplinary measures. Should an employee anticipate violating the Code or become aware of another individual’s violation, adherence to the procedures delineated in Sections 10 and 11 of this Code is mandatory.

This Code applies universally to all Company employees, officers, and directors. All mentions of "employees" herein encompass officers and directors as well.

1.	Compliance with Laws, Rules, and Regulations

The Company mandates strict compliance with both the letter and spirit of all pertinent laws, rules, and regulations. Should any legal ambiguity arise or conflicts between laws or with this Code become apparent, employees, officers, and directors are encouraged to seek clarification from their supervisor, the relevant compliance official, or the Chief Executive Officer.

Additionally, beyond legal compliance, the Company expects all business dealings to uphold the utmost standards of honesty and integrity, irrespective of geographical locale.

2.	Conflicts of Interest

Employees must prioritize the Company’s interests and avoid conflicts of interest. A conflict of interest arises when an employee’s actions or affiliations contradict the Company’s interests, tarnish its reputation, or compromise the employee’s ability to act independently and effectively on behalf of the Company.

Without prior written notification to the Chief Executive Officer, no director, officer, or employee shall engage in any external consultancy, directorial, officer, or employment role in a business entity that: a) Competes with our current or potential products and services; b) Supplies products or services to the Company; or c) Procures products or services from the Company.

Furthermore, no director, officer, or employee shall accept any personal loan or obligation guarantee from the Company without the explicit approval of the Chief Executive Officer and compliance with legal stipulations.

Additionally, conducting business on behalf of the Company with immediate family members is strictly prohibited.

Employees, officers, and directors must promptly inform the Chief Executive Officer of any actual or potential conflicts of interest. The Board of Directors may make determinations regarding conflicts of interest for officers or directors, while the Chief Executive Officer, acting alone or with Board approval, may determine such conflicts for all other employees or agents. Any waivers of this policy concerning an officer or director necessitate Board approval.

Any employee, officer, or director aware of a transaction or relationship potentially leading to a conflict of interest must report it promptly in accordance with Section 12 of this Code.

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3.	Corporate Opportunities

Employees, officers, and directors may not personally exploit opportunities discovered through Company property, information, or positions. Nor may they utilize Company assets or information for personal gain. Employees have an obligation to advance the Company’s interests and are prohibited from competing with the Company.

4.	Confidentiality

Employees must maintain confidentiality regarding privileged information entrusted to them by the Company, its customers, or suppliers. Exceptions to confidentiality require explicit authorization by the Company or legal mandate. Proprietary information, including intellectual property and non-public data beneficial to competitors or detrimental to the Company, must be safeguarded.

5.	Insider Trading

Employees, officers, and directors are prohibited from using confidential, non-public information for personal financial gain or for any purpose unrelated to Company operations. Disclosure of such information to third parties, including family members, is strictly prohibited. All non-public information pertaining to the Company or its associates should be treated as confidential.

Violation of the Company’s insider trading policy will result in disciplinary action and may have legal consequences. Employees are encouraged to seek clarification from the Chief Executive Officer regarding this policy.

6.	Protection and Proper Use of Company Assets

All Company assets must be utilized solely for legitimate business purposes, with employees, officers, and directors striving to protect and maximize their efficient use. Incidents of theft, carelessness, or waste directly impact the Company’s profitability and must be avoided. Suspected instances of fraud or theft must be reported promptly.

Employees must safeguard the Company’s proprietary information, including patents, trademarks, copyrights, and trade secrets, using them solely for Company purposes. Unauthorized use or disclosure of proprietary information will result in disciplinary action and potential legal ramifications.

7.	Fair Dealing

The Company commits to achieving success through fair and ethical means, thereby fostering a reputation for integrity among competitors and the public. Unethical or illegal business practices, including manipulation, concealment, or misrepresentation, are strictly prohibited. Employees must deal fairly with customers, suppliers, competitors, and fellow employees, refraining from unfair advantage or exploitation.

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8.	Disclosures

The Company is committed to providing full, accurate, timely, and comprehensible disclosures in compliance with all applicable laws, rules, and regulations. Employees are expected to support the Company in achieving this objective.

9.	Waivers

Compliance with this Code is mandatory for all employees, officers, and directors. Any waivers of this Code for executives, directors, or employees must be authorized by the Board of Directors, with disclosures made as required by law and stock exchange regulations.

10.	Compliance Guidelines and Resources

Employees encountering ethical dilemmas should meticulously analyze the situation and utilize Company resources to determine the appropriate course of action. Employees are encouraged to seek guidance from their supervisors or the Chief Executive Officer if unsure. The Chief Executive Officer is available to address problematic situations upon request.

11.	Reporting Procedures

All employees are obliged to report violations of this Code or any laws, rules, or regulations, with no fear of retaliation. Violations must be promptly reported to the employee’s supervisor or the Chief Executive Officer. Violations by officers or directors must be reported directly to the entire Board of Directors.

Reports may be made in person, by telephone, or in writing, providing a detailed description of the violation and the parties involved.

13.	Disciplinary Action

Violations of this Code will result in disciplinary action commensurate with the nature and severity of the offense, as well as the employee’s cooperation in the disciplinary process. Intentional or reckless violations will incur significant penalties, including warnings, reprimands, suspension, termination, and restitution. Failure to report violations may also lead to disciplinary measures.

14.	No Rights Created

This Code articulates fundamental principles governing the conduct of the Company’s officers, directors, and employees. It does not confer rights upon any individual or entity beyond those already established.

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